Exhibit 99.2

Magnum Semiconductor, Inc. and Subsidiaries

Unaudited Condensed Consolidated Interim Financial Statements
as of March 31, 2016 and
for the three months ended March 31, 2016 and 2015

Magnum Semiconductor, Inc. and Subsidiaries

Contents

Page(s)

Condensed Consolidated Balance Sheets (unaudited)	1–2

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (unaudited)	3

Condensed Consolidated Statements of Cash Flows (unaudited)	4

Notes to Condensed Consolidated Financial Statements (unaudited)	5–21

Condensed Consolidated Balance Sheets

March 31, 2016 and December 31, 2015

(In thousands except share and per share data)

	March 31,	December 31,
	2016	2015
ASSETS	(unaudited)	(1)

Current assets:
Cash	$2,583	$1,810
Accounts receivable	1,212	7,053
Inventories	1,856	1,147
Other current assets	414	324

Total current assets	6,065	10,334

Property and equipment, net	237	282
Intangible assets, net	6	22
Goodwill	2,373	2,373
Other assets	14	111

Total assets	$8,695	$13,122

See accompanying Notes
to Condensed Consolidated Financial Statements.

(1)	The condensed consolidated balance sheet as of December 31, 2015 has been derived from the audited consolidated financial statements as of that date.

Condensed Consolidated Balance Sheets, Continued

March 31, 2016 and December 31, 2015

(In thousands except share and per share data)

LIABILITIES AND STOCKHOLDERS’ DEFICIT	March 31,	December 31,
	2016	2015
	(unaudited)	(1)
Current liabilities:
Accounts payable	$1,227	$1,206
Accrued and other current liabilities	3,562	4,544
Deferred revenue, net of associated costs	1,674	2,246
Notes payable, current	26,056	25,827
Shareholder subordinated notes payable, current	5,323	5,261

Total current liabilities	37,842	39,084

Notes payable, long-term	-	4
Deferred revenue, long-term	2,918	3,178
Other liabilities, long-term	1,126	1,139
Convertible preferred stock warrant liability	623	623

Total liabilities	42,509	44,028

Stockholders’ deficit:
Nonredeemable convertible Series E-2 preferred stock, $0.001 par value;
2,200,000 shares authorized; 1,888,960 shares issued and outstanding as of March 31, 2016 and December 31, 2015; aggregate liquidation preference, $2,550 as of March 31, 2016	850	850
Nonredeemable convertible Series E-1 preferred stock, $0.001 par value;
50,166,666 shares authorized; 40,769,257 shares issued and outstanding as of March 31, 2016 and December 31, 2015; aggregate liquidation preference, $61,154 as of March 31, 2016	46,805	46,805
Nonredeemable convertible Series E preferred stock, $0.001 par value;
996,469 shares authorized; 746,237 shares issued and outstanding as of March 31, 2016 and December 31, 2015; aggregate liquidation preference $1,959 as of March 31, 2016	226	226
Redeemable convertible Series D preferred stock, $0.001 par value;
12,121,212 shares authorized, issued and outstanding as of March 31, 2016 and December 31, 2015; aggregate liquidation preference, $24,201 as of March 31, 2016	24,135	24,114
Redeemable convertible Series C preferred stock, $0.001 par value;
14,848,484 shares authorized, issued, and outstanding as of March 31, 2016 and December 31, 2015; aggregate liquidation preference, $30,242 as of March 31, 2016	30,219	30,200
Redeemable convertible Series B preferred stock, $0.001 par value;
24,485,000 shares authorized, issued, and outstanding as of March 31, 2016 and December 31, 2015; aggregate liquidation preference, $33,757 as of March 31, 2016	34,189	34,285
Common stock, $0.001 par value; 174,366,666 shares authorized;
3,791,460 shares issued as of March 31, 2016 and December 31, 2015	4	4
Accumulated deficit	(170,242)	(167,390)

Total stockholders’ deficit	(33,814)	(30,906)

Total liabilities and stockholders’ deficit	$8,695	$13,122

See accompanying Notes
to Condensed Consolidated Financial Statements.

(1)	The condensed consolidated balance sheet as of December 31, 2015 has been derived from the audited consolidated financial statements as of that date.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands)
(unaudited)

	Three months ended March 31,
	2016	2015

Net sales	$3,269	$3,094

Cost of sales	405	544

Gross profit	2,864	2,550

Operating expenses:
Research and development	2,670	4,057
Selling, general, and administrative	1,616	1,310
Amortization of intangibles	17	169

Total operating expenses	4,303	5,536

Loss from operations	(1,439)	(2,986)

Interest and other expenses, net	(1,513)	(1,196)

Loss before income tax expense	(2,952)	(4,182)

Income tax expense	(1)	(20)

Net and comprehensive loss	(2,953)	(4,202)

Accretion of redeemable convertible preferred stock	56	57

Loss attributable to common stockholders	$(2,897)	$(4,145)

See accompanying Notes
to Condensed Consolidated Financial Statements.

Condensed Consolidated Statements of Cash Flows

 (In thousands)
(unaudited)

	Three months ended March 31, 2016	Three months ended March 31, 2015

Cash flows from operating activities:
Net loss	$(2,953)	$(4,202)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	58	243
Stock-based compensation	44	33
Noncash interest expense	293	246
Loss on disposal of property and equipment	3	-
Changes in operating assets and liability:
Accounts receivable, net	5,841	1,502
Inventories	(709)	(600)
Other assets	6	377
Accounts payable	21	(575)
Accrued and other liabilities	(995)	266
Deferred revenue, net of associated costs	(832)	66

Net cash provided by (used in) operating activities	779	(2,644)

Cash flows from investing activities:
Purchases of property and equipment	-	(18)

Net cash used in investing activities	-	(18)

Cash flows from financing activities:
Payments of capital lease obligations	(6)	(6)
Proceeds from issuance of convertible preferred stock	-	2,000
Proceeds from issuance of common stock	-	13

Net cash provided by (used in) financing activities	(6)	2,007

Net increase (decrease) in cash	773	(655)

Cash, beginning of quarter	1,810	6,294

Cash, end of quarter	$2,583	$5,639

See accompanying Notes
to Condensed Consolidated Financial Statements.

1.	Overview and Basis of Presentation

Overview

Magnum Semiconductor, Inc. and its subsidiaries (collectively, “Magnum” or the “Company”) is a leading provider of silicon, modules, software and intellectual property for the professional broadcast infrastructure market. Magnum provides top of the line products, tools and technologies for the entire video content creation and distribution chain, from contribution and production through distribution over cable, satellite and IPTV to Over-the-Top video streaming. Magnum develops and provides proprietary software and application-specific standard products (“ASSPs”) that provide video compression solutions for the manufacturers of systems for the commercial broadcast market that enable the delivery of video content by cable, satellite, and telecommunications service providers to the home.

The Company was incorporated in Delaware on March 10, 2005. The Company is headquartered in Milpitas, California. The Company also has development centers in China and Canada and serves its Asia-based customers from a sales office in Korea.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company recorded a net loss of $3.0 million and $4.2 million for the three months ended March 31, 2016 and 2015, respectively. As of March 31, 2016, the Company owed $31.4 million under its borrowing agreements (see Note 7). These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to obtain additional financing or refinancing as may be required; to generate sufficient cash flows to meet its obligations on a timely basis; and, ultimately, to continue successful operations.

Acquisition by GigPeak, Inc.

On April 5, 2016, the Company  was acquired by GigPeak, Inc. (formerly GigOptix, Inc.; “GigPeak”), an NYSE MKT-traded semiconductor Company located in San Jose, California.

Principles of Consolidation

The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses during the reporting period. The Company bases its estimates and judgments on historical experience, knowledge of current conditions, and beliefs of what could occur in the future, considering available information. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, restricted cash and accounts receivable. The Company’s cash and restricted cash, consist of checking accounts with one domestic financial institution and certain foreign financial institutions located in Asia and Canada. Deposits held with banks may generally be redeemed upon demand and may, from time to time, exceed the limit of insurance provided on such deposits. Since inception, the Company has not sustained any credit losses from funds held at financial institutions.

The following is a list of customers whose sales totaled 10% or more of total sales for the three months ended March 31, 2016 and 2015:

	March 31, 2016	March 31, 2015

Customer A	29%	45%
Customer B	24%	Less than 10%
Customer C	Less than 10%	10%
Customer D	Less than 10%	10%

As of March 31, 2016 and December 31, 2015, the following customers comprised 10% or more of the Company’s accounts receivable:

	March 31, 2016	December 31, 2015

Customer A	20%	Less than 10%
Customer B	13%	65%
Customer C	11%	Less than 10%
Customer D	Less than 10%	10%

Fair Value of Financial Instruments

Carrying amounts of certain of the Company’s financial instruments, including cash, restricted cash, accounts receivable, inventories, prepaid expenses and other current assets, accounts payable, accrued liabilities and borrowings approximate fair value due to their relatively short maturities and market interest rates, if applicable.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value hierarchy is based on three levels of inputs that may be used to measure fair value, of which the first two are considered observable and the last unobservable:

Level 1 – Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the assets or liabilities, either directly or indirectly through market corroboration, for substantially the full term of the financial instruments.

Level 3 – Inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. The inputs require significant management judgment or estimation.

The convertible preferred stock warrant liability is the only financial instrument required to be measured at fair value on a recurring basis. As of March 31, 2016 and December 31, 2015, observable market information was not available to determine the fair value of such warrants. Therefore, the fair value was estimated using a Black-Scholes option-pricing model that relied on Level 3 inputs (see Note 8), including estimated fair value of the underlying security into which each warrant converts, estimated volatility over the remaining life of the warrant, and risk-free interest rate. The valuation of the Company’s warrant liability is subject to uncertainties that are difficult to predict. Factors that may affect the valuations in the future include changes in the estimated fair value of the underlying security into which each warrant converts, risk-free interest rate, and expected volatility.

Cash and Restricted Cash

Cash consists primarily of checking accounts. Substantially all of the Company’s cash is maintained at reputable financial institutions in the United States, which management believes to be of high-credit quality. Deposits at these financial institutions may, from time to time, exceed federally insured limits.

As a condition of the Company’s Credit Agreement with Capital IP Investment Partners (“Cap IP”) (see Note 7), the Company is obligated to maintain a minimum liquidity of $2.0 million. Cap IP has allowed the Company to access cash below the minimum threshold of $2.0 million in order to cover operating expenses; therefore, all cash is reflected as unrestricted cash on the unaudited condensed consolidated balance sheets.

Inventories

Inventories are stated at the lower of standard cost, which approximates actual cost determined on the first in, first out basis, or market value. The Company routinely evaluates quantities and values of inventory on a part-by-part basis in light of current market conditions and market trends and records provisions for quantities in excess of demand and product obsolescence. This evaluation takes into consideration expected demand, generally over a 12-month period; new product development schedules; the effect new products might have on the sale of existing products; product obsolescence; product merchantability; and other factors.

The Company also regularly reviews the cost of inventories against their estimated market value and records a provision for inventories that have a cost in excess of estimated market value in order to carry those inventories at the lower of cost or market value.

The recording of these provisions establishes a new and lower cost basis for each specifically identified inventory item. The Company does not restore the cost basis to its original level regardless of any subsequent changes in facts or circumstances. Recoveries are recognized only upon the sale of previously written-down inventories.

Long-Lived Assets

The Company evaluates long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset group to future undiscounted cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. The Company incurred no intangible asset impairment expenses in any of the periods presented.

Property and Equipment, Net

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over estimated useful lives, ranging from two to five years. Leasehold improvements are depreciated on a straight-line basis over the shorter of the term of the lease or the estimated useful life. Gains or losses related to retirements or dispositions of fixed assets are recognized in operations in the period incurred.

Intangible Assets, Net

Intangible assets include acquired technology and trade names that are recorded at estimated fair value as of the date of acquisition. In addition, intangible assets include purchased technology licenses recorded at cost. Intangible assets are generally amortized on a straight-line basis over their estimated useful lives, ranging from three to five years.

Revenue Recognition

The Company recognizes revenue from sales of software, silicon products, and firmware when all of the following criteria have been met:

Persuasive evidence of an arrangement exists. The Company generally relies upon sales contracts or agreements, and customer purchase orders to determine the existence of an arrangement.

Delivery has occurred. Delivery terms for silicon products are generally ex works, and delivery and title transfer are deemed to have occurred upon the Company notifying customers that goods are available for pickup. Software is typically delivered electronically via a File Transfer Protocol site designated for each customer prior to delivery of essential silicon products, including under development agreements. In addition, the Company uses written evidence of customer acceptance, when applicable, to verify delivery or performance.

Sales price is fixed or determinable. The Company assesses whether the sales price is fixed or determinable based on the sales contract, purchase order, payment terms and whether the sales price is subject to refund or adjustment.

Collectibility is reasonably assured. The Company assesses collectibility based on creditworthiness of customers determined by credit checks, payment histories, or changes in circumstances that indicate that collectibility is not reasonably assured. If the Company determines that collection of a fee is not reasonably assured, the Company defers the fee and recognizes revenue at the time collection becomes reasonably assured, which is generally upon receipt of payment.

When sales arrangements contain multiple elements, including software and non-software components that function together to deliver the tangible products’ essential functionality, the Company allocates revenue to each element based on a selling price hierarchy. The selling price for a deliverable is based on either vendor-specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available, or best estimated selling price (“BESP”) if neither VSOE nor TPE is available. The Company then recognizes revenue on each deliverable in accordance with its policies for product and service revenue recognition. VSOE of selling price is based on the price charged when the element is sold separately. In determining VSOE, the Company requires that a substantial majority of the selling prices fall within a reasonable range based on historical discounting trends for specific products and services. In addition, the Company considers customer geographies, customer classifications, and other variables in determining VSOE. TPE of selling price is established by evaluating largely interchangeable competitor products or services in stand-alone sales to similarly situated customers. However, as the Company’s products contain a significant element of proprietary technology and its solutions offer substantially different features and functionality, the comparable pricing of third-party products with similar functionality typically cannot be obtained. BESP is established considering multiple factors including, but not limited to pricing practices in different geographies and through different sales channels, gross margin objectives, internal costs, pricing strategies, and industry technology lifecycles. The Company regularly reviews estimated selling price of the product offerings and maintains internal controls over the establishment and updates of these estimates.

In multiple element arrangements where software deliverables are included, revenue is allocated to each separate unit of accounting for each of the non-software deliverables and to the software deliverables as a group using the relative selling prices of each of the deliverables in the arrangement based on the aforementioned selling price hierarchy.

The Company limits the amount of revenue recognition for delivered elements to the amount that is not contingent on the future delivery of products or services or subject to customer-specific return or refund privileges.

Revenue related to software development arrangements is recognized on a proportional performance basis for the time to assist with software integration to customers’ equipment with final release software recognized when delivered because software and hardware products during the arrangements are deemed essential to one another.

The Company recognizes royalty revenue based on reports received from customers during the quarter, assuming that all other revenue recognition criteria are met. The customers generally report shipment information typically within 45 days following the end of their respective quarters. If there is a reliable basis on which the Company can estimate its royalty revenues prior to obtaining the customers’ reports, the Company will recognize royalty revenues in the quarter in which they are earned. If there is not a reliable basis for estimating royalties, the Company will recognize revenue in the following quarter when the shipment report is received. The amount of revenue recognized is determined by multiplying the number of integrated circuits (“ICs”) the customers sold during a particular period by the agreed-upon royalty rate.

Service revenue includes customer support services, primarily hardware and software maintenance contract services and professional services. Revenue from service contracts is recognized ratably over the contract term, generally ranging from one to three years. Professional services, such as training services, are offered under time and material or fixed-fee contracts or as part of multiple-element arrangements. Professional services revenue is recognized as services are performed. The amounts of services revenue billed but yet to be recognized are included in the unaudited condensed consolidated balance sheets as part of “Deferred revenue, net of associated costs”.

The Company’s policy on sales to its distributors that do not have the right to return products and/or pricing adjustments is to recognize revenue on a sell-in basis assuming all other revenue recognition criteria have been met.

The Company’s policy on sales to its distributors with certain return rights is to defer recognition of revenue and related cost of revenue, until the distributor resells the product as the Company is unable to reasonably estimate returns. The amounts billed to these distributors, but not yet sold by the distributors, are included in the unaudited condensed consolidated balance sheets as part of “Deferred revenue, net of associated costs”.

Warranty Expense

In general, the Company warrants that its products, when delivered, will be free from defects in material and workmanship under normal use and service. The Company’s obligations are limited to replacing, repairing, or giving credit for, at its option, any products that are returned within one year after the date of shipment and if notice is given in writing, within 30 days of the customer learning of such problem. The Company accrues for known warranty issues if a loss is probable and can be reasonably estimated and accrues for estimated incurred but unidentified issues based on historical activity. The product warranty liability is recorded as part of accrued and other current liabilities in the accompanying unaudited condensed consolidated balance sheets.

The table presented below summarizes the changes in the warranty liability for the three months ended March 31, 2016 (in thousands):

March 31, 2016

Product warranty liability, beginning of quarter	$6
Warranty expense	84
Warranty claims	(5)

Product warranty liability, end of quarter	$85

Research and Development Expenses

Research and development expenditures are charged to operations as incurred and consist primarily of compensation costs, including stock-based compensation costs, outside services, expensed materials, depreciation, and an allocation of overhead expenses, including facilities and information technology (“IT”) costs.

Stock-Based Compensation

The Company measures stock-based compensation at the grant date based on the fair value of the stock award determined using the Black-Scholes option-pricing model. The fair value is recognized as an expense on a straight-line basis over the requisite service period, which is generally the vesting period.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes, wherein deferred tax assets and liabilities are determined based upon the differences between the consolidated financial statement and tax bases of assets and liabilities, as measured by enacted tax rates expected to be in effect when these differences reverse. Valuation allowances are established to reduce deferred tax assets, as necessary, when in management’s estimate, based on available objective evidence, it is more likely than not that the Company will not realize the benefit of its deferred tax assets. The Company has provided a valuation allowance equal to its deferred tax assets due to the uncertainty regarding their realization as of March 31, 2016 and December 31, 2015. The Company evaluates the reliability of its deferred tax assets and recognizes these assets if it becomes more likely than not that the assets will be realized.

The Company recognizes the impact of a tax position that, based on its technical merits, is more likely than not to be sustained upon examination. The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, the Company determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criterion. The tax position is measured at the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Tax positions that previously failed to meet the more-likely-than-not recognition threshold will be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold will be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company includes interest and penalties related to unrecognized tax benefits within the provision for income taxes in the consolidated statements of operations and comprehensive loss.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014‑09, Revenue from Contracts with Customers, or ASU 2014-09, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The standard will replace most existing revenue recognition guidance in Generally Accepted Accounting Principles in the United States of America when it becomes effective. The original effective date for the ASU would have required the Company to adopt the standard beginning in its first quarter of fiscal year 2018. In July 2015, the FASB voted to amend the ASU by approving a one-year deferral of the effective date as well as providing the option to early adopt the standard on the original effective date. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. In connection with each annual and interim period, management is required to assess whether there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance date, and to provide related footnote disclosures in certain circumstances. The new guidance is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted. This ASU is not expected to have an impact on the Company’s consolidated financial statements or disclosures.

In July 2015, the FASB issued ASU No. 2015-11, Inventory, the authoritative guidance that requires an entity to measure inventory at the lower of cost or net realizable value (NRV). NRV is the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal, and transportation. This guidance is effective for reporting periods beginning after December 15, 2016, including interim periods within those fiscal years. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes, the guidance to simplify the presentation of deferred income taxes. The amendments in this update require that deferred tax assets and liabilities be classified as non-current in a classified statement of financial position. The amendments in this update will apply to all entities that present a classified statement of financial position. The current requirement that deferred tax assets and liabilities of a tax paying component of an entity be offset and presented as a single amount is not affected by the amendments to this update. The amendments to this update are effective for financial statements issued for annual periods beginning after December 15, 2016. Earlier application is permitted. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

In February 2016, the FASB issued an accounting standard superseding Topic 840, Leases, to require lessees to recognize assets and liabilities arising from operating leases on the balance sheet. For operating leases, a lessee is required to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position, to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis, and to classify all cash payments within operating activities in the statement of cash flows. This standard is effective for interim and annual reporting periods beginning after December 15, 2018. We are evaluating the impact the adoption will have on our condensed consolidated financial statements.

In March 2016, the FASB issued an accounting standard eliminating the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by step basis as if the equity method had been in effect during all previous periods that the investment had been held. This standard is effective for interim and annual reporting periods beginning after December 15, 2016. We do not expect the adoption will have a material impact on our condensed consolidated financial statements.

In March 2016, the FASB issued an accounting standard amending the Accounting Standard Update 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2016-09”), which is not yet effective. The effective date and transition requirements remains the same as ASU 2014-09. This amendment standard addresses the issues related to the guidance on principal versus agent considerations stated in the ASU 2014-09. We are evaluating the impact the adoption will have on our condensed consolidated financial statements.

3.	Inventories

Inventories as of March 31, 2016 and December 31, 2015 were composed of the following (in thousands):

	March 31, 2016	December 31, 2015

Work in progress	$1,193	$1,026
Finished goods	663	121

Total inventories	$1,856	$1,147

4.	Property and Equipment, Net

Property and equipment, net as of March 31, 2016 and December 31, 2015 were composed of the following (in thousands):

	March 31, 2016	December 31, 2015

Machinery and equipment	$2,437	$2,944
Software	995	1,001
Leasehold improvements	445	556
Furniture and fixtures	129	176

Total property and equipment, gross	4,006	4,677

Less accumulated depreciation and amortization	(3,769)	(4,395)

Property and equipment, net	$237	$282

Depreciation expense on property and equipment for the three months ended March 31, 2016 and 2015 was $42,000 and $74,000, respectively.

5.	Intangible Assets, Net

Intangible assets, net as of March 31, 2016 and December 31, 2015 were composed of the following (in thousands):

	March 31, 2016
	Gross Amount	Accumulated Amortization	Net

Technology licenses	$4,346	$(4,340)	$6

	December 31, 2015
	Gross Amount	Accumulated Amortization	Net

Technology licenses	$4,346	$(4,324)	$22

Amortization expense recorded for the three months ended March 31, 2016 and 2015 was $16,000 and $169,000, respectively. The remaining future amortization expense of $6,000 is expected to be expensed during the remainder of the year ending December 31, 2016.

6.	Accrued and Other Current Liabilities

Accrued and other current liabilities as of March 31, 2016 and December 31, 2015 were composed of the following (in thousands):

	March 31, 2016	December 31, 2015

Accrued compensation	$1,174	$1,541
Accrued restructuring	142	1,580
Accrued interest	-	945
Customer credits	1,297	117
Accrued professional services	571	27
Accrued royalties	10	10
Accrued warranty	85	6
Other	283	318

	$3,562	$4,544

The following table summarizes the activities related to the restructuring during the quarter ended March 31, 2016 (in thousands):

	One-Time Employee Termination Costs	Contract Termination and Other Costs	Total

Balance as of December 31, 2015	$1,429	$151	$1,580
Costs paid or otherwise settled	(1,352)	(86)	(1,438)

Balance as of March 31, 2016	$77	$65	$142

7.	Notes Payable

Notes payable, net of debt discount, as of March 31, 2016 and December 31, 2015, were composed of the following (in thousands):

	March 31, 2016	December 31, 2015

Loans payable	$26,033	$25,802
Capital lease obligation	23	29

	26,056	25,831
Less current portion	(26,056)	(25,827)

Long-term portion	$-	$4

Capital IP Note Payable

On October 31, 2014, the Company closed a $36,250,000 Senior Secured Credit facility pursuant to a Credit Agreement by and among the Company, Capital IP Investment Partners LLC (“Cap IP”), as administrative agent and CapIP Magnum LLC, as lender (the “Credit Agreement”). At the October 31, 2014 closing, the Company borrowed a total of $28,750,000, which was subject to $250,000 of original issue discount, such that the Company received a total of $28,500,000.

Pursuant to the terms of the Credit Agreement, the Company has granted a first priority security interest on all of the property and assets and all interests and proceeds owned or later acquired by the Company. The Company’s outstanding loans from its shareholders are contractually subordinated to all amounts borrowed pursuant to the Credit Agreement. The Company pays accrued interest monthly on the outstanding loans and obligations at a rate per annum equal to (a) the greater of (i) LIBOR then in effect and (ii) one percent (1.00%), plus (b) twelve and one quarter of one percent (12.25%). The facility matures and the principal is due on October 31, 2019, the fifth anniversary of the closing date.

The Credit Agreement also contains a number of affirmative and negative covenants, including financial covenants relating to minimum quarterly net sales through September 30, 2019. Additionally, the agreement requires the Company’s “liquidity” to be not less than $2.0 million. While the Company was not in compliance with this covenant as of December 31, 2015, CapIP has allowed the Company to access cash below the minimum threshold of $2.0 million in order to cover operating expenses; therefore, all cash is reflected as unrestricted cash on the consolidated balance sheets. “Liquidity” means on any date of determination, the freely and immediately available, unencumbered cash and cash equivalents, minus the amount of trade payables that are overdue for more than ninety days.

In connection with the entry into the credit facility, the Company issued a warrant exercisable for shares of the most senior class or series of capital stock as to payment of proceeds in a liquidity event of the Company (either a sale of the Company or the Company’s initial public offering of common stock). The warrant enables the lender to receive upon the liquidity event a number of shares of the Company’s capital stock with a value equal to a percentage of the Company’s overall valuation. The percentage varies in range from 0.50% to 1.50% based on the Company’s overall valuation with a maximum issuable number of shares of 2,200,000. The lender may also elect in the event of a sale transaction to put the warrant back to the Company for a cash payment equal to the value of the warrant. The warrant will automatically be net exercised in the event that it has not been exercised by October 31, 2024, the tenth anniversary of the closing date.

The Company was not in compliance with the minimum quarterly sales covenant for March 31, 2015 and June 30, 2015 as required by the outstanding Cap IP Senior Credit facility. On September 11, 2015, the Company obtained the First Amendment and Waiver to Credit Agreement providing a waiver for existing defaults.  The Amendment set additional terms and reset covenants to the loan.  Term and covenant changes included: (1) the interest changed from 13.25% to 14.75, (2) resetting of Net Sales covenant levels and (3) an additional Minimum AR covenant.

As of December 31, 2015, the Company was not in compliance with its financial covenants under its credit agreement with CapIP. Per the credit agreement, default interest of 4% is due during the period of default.  The Company accrued default interest of $200,000 as of December 31, 2015. There was no default interest accrued at March 31, 2016. The company has been in negotiations with CapIP regarding new covenants. Additionally, CapIP has allowed the company access to cash below the minimum threshold of $2.0 million of cash per its credit agreement with CapIP.  Despite the CapIP debt obligation having a maturity in 2019, given there is an ongoing non-compliance situation with the company’s debt agreement with CapIP, the company has classified its debt obligation with CapIP as short term as of December 31, 2015.  Additionally, consistent with the classification of the CapIP debt obligation, the company has classified its shareholder note obligation as short term at December 31, 2015.  The shareholder notes cannot be paid until the CapIP debt obligation has been paid but otherwise these notes have a maturity of December 31, 2015.  On April 5, 2016, the Company completed a merger with GigPeak, Inc.  Immediately prior to the closing of the merger, GigPeak lent money to the Company to pay off, in full, its debt obligation to CapIP.

Shareholder Subordinated Shareholder Notes Payable

On August 22, 2013, the Company entered into a Subordinated Convertible Promissory Note Purchase Agreement (“Shareholder Notes”) which authorized the Company to issue up to $6 million in aggregate principal to certain existing shareholders. The Company raised $3.5 million in the initial closing, which occurred on August 22, 2013 and a further $393,000 on October 24, 2013 in a rights offering to other holders of preferred stock that were not included as part of the initial closing. An additional $835,000 was raised in a third closing that occurred on January 21, 2014. The notes initially bore interest at a rate of 8% until the third closing at which time the notes converted to long-term notes maturing on December 31, 2015. The notes accrue interest at a rate of 5% per annum. The Shareholder Notes are unsecured and subordinate to the Capital IP Investment Partners LLC term loan. The subordination agreement prohibits the Shareholder Notes from being paid until the Capital IP Note is paid in full.  Therefore, consistent with the classification of the Cap IP debt obligation, the company has classified its shareholder note obligation as short term as of March 31, 2016 and December 31, 2015 (see Note 7, Capital IP Note Payable). The Company completed a merger with GigPeak, Inc. on April 6, 2016.  At the time of the merger, all Shareholder Subordinated Notes Payable and accrued interest was paid in full with GigOptix common stock.

Approximately $5.3 million, representing the total of the Shareholder Subordinated Notes Payable and the accrued and unpaid interest thereon, is reflected in current liabilities in the accompanying unaudited condensed consolidated balance sheet.

8.	Stock Warrants

As part of loan commitments and financing activities by the Company since its inception, the Company has warrants expiring in different periods. The warrants have been valued using either the Black-Sholes option‑pricing model or the Monte Carlo pricing model, and the resulting debt discount is being amortized over the life of the loan.

Warrants outstanding as of March 31, 2016, in connection with loan commitments and financing activities are as follows:

Issue Date	Exercise Price Range	Expiration Date	B-1 Warrants Issued	D-1 Warrants Issued	E-1 Warrants Issued	Common Warrants Issued	Total Warrants Grant Date Fair Value

2006	$1.00	2016	750,000	-	-	-	$825
2007	$1.00-$1.65	2017	250,000	454,546	-	-	824
2008	$1.65	2018	-	151,514	-	-	250
2009	$1.65	2019	-	681,818	-	-	442
2010	$1.20	2017	-	-	305,195	-	210
2010	$1.20	2020	-	-	1,116,401	-	974
2011	$0.13	2021	-	-	-	740,385	63
2012	$1.20	2019	-	-	644,643	-	362
2012	$0.01-$1.20	2022	-	-	1,313,211	575,000	1,346
2014	$0.001	2024	-	-	2,200,000	-	1,869

Balance as of March 31, 2016			1,000,000	1,287,878	5,579,450	1,315,385	$7,165

The warrants will terminate at the earlier of (i) the respective expiration dates noted above or (ii) in the event that the warrants are not exercised in connection with certain acquisition events of the Company (as defined in the warrant agreements). Each of the warrants includes a provision that the warrant will be deemed net exercised in the event that, on the respective expiration date, the fair market value of the shares subject to the warrant exceeds the exercise price of such warrant.

9.	Commitments and Contingencies

Facilities and Equipment under Operating Lease Agreement

The Company leases its facilities and certain equipment under operating lease agreements. Certain of these arrangements provide for lease renewal increases based upon future fair market rates. The Company’s principal facilities, located in Milpitas, California, consist of approximately 21,000 square feet of leased office and lab space; the lease expires on February 28, 2017. This space is used for product development and testing, sales, marketing, and administration. The Company also leases facilities in Korea, China, and Canada which are used for product development, sales, and marketing.

The aggregate minimum future payments under all operating leases entered into as of March 31, 2016 are (in thousands):

Years ending December 31,	Minimum Lease Payments
2016 (remainder)	$295
2017	184
2018	142
2019	142
2020	47

Total minimum lease payments	$810

Rent expense was approximately $0.2 million and $0.2 million, respectively, for the three months ended March 31, 2016 and 2015.

Wafer, Assembly, and Test Purchase Commitments

The Company relies on third-party foundries for its wafer manufacturing needs. As of March 31, 2016, the Company had noncancelable foundry commitments of $222,000.

Indemnification Provisions

The Company provides indemnification agreements to certain direct or indirect customers. The Company agrees to reimburse these parties for any damages, costs, and expenses incurred by them as a result of legal actions taken against them by third parties for infringing upon their intellectual property rights as a result of using the Company’s products and technologies. These indemnification provisions are varied in their scope and are subject to certain terms, conditions, limitations, and exclusions. There were no indemnification costs incurred for the three months ended March 31, 2016 and 2015. The Company also provides for indemnification of its directors and officers and select employees.

Other Contingencies

From time to time, the Company may be involved in legal proceedings in the ordinary course of business. Management believes there is no litigation currently pending that could have, individually or in aggregate, a material adverse effect on our operations or financial condition.

10.	Preferred Stock

In May 2014, the Company’s Board of Directors and stockholders approved the current Company’s Twelfth Amended and Restated Certificate of Incorporation. The convertible preferred stock has been designated as Series B Redeemable Convertible Preferred Stock (“Series B”), Series B-1 Convertible Preferred Stock (“Series B-1”), Series C Redeemable Convertible Preferred Stock (“Series C”), Series D Redeemable Convertible Preferred Stock (“Series D”), Series D-1 Convertible Preferred Stock (“Series D‑1”), Series E Convertible Preferred Stock (“Series E”),  Series E-1 Convertible Preferred Stock (“Series E-1”), and Series E-2 Convertible Preferred Stock (“Series E-2”). Convertible preferred stock as of March 31, 2016, consists of the following:

	Preferred Shares Authorized	Preferred Shares Issued and Outstanding
Preferred Series
Series B	24,485,000	24,485,000
Series B-1	1,000,000	-
Series C	14,848,484	14,848,484
Series D	12,121,212	12,121,212
Series D-1	1,287,878	-
Series E	996,469	746,237
Series E-1	50,166,666	40,769,257
Series E-2	2,200,000	1,888,960

	107,105,709	94,859,150

There have been no significant changes to the rights and privileges of the Preferred Stock as of March 31, 2016.

As of March 31, 2016, the number of common stock shares issuable upon conversion is as follows:

Preferred Series	Preferred Shares Outstanding	Initial Conversion Ratio into Common Stock	Preferred Shares Potentially Converted to Common	Cumulative Dividends Rate per Share	Additional Common Shares Issuable Related to Dividends	Modified Liquidation Preferences Conversion Rate per Share	Additional Common Shares Issuable Related to Foregone Liquidation Preferences	Total Common Shares Issuable Upon Conversion

Series B	24,485,000	1:1	24,485,000	0.38	9,271,885	0.14	3,548,552	37,305,437
Series C	14,848,484	1:1	14,848,484	0.23	3,479,950	0.24	3,550,724	21,879,158
Series D	12,121,212	1:1	12,121,212	0.21	2,546,353	0.24	2,898,551	17,566,116
Series E	746,237	1:1.2727	949,756	0.13	127,870	-	-	1,077,626
Series E-1	40,769,257	1:1	40,769,257	-	-	-	-	40,769,257
Series E-2	1,888,960	1:1	1,888,960	-	-	-	-	1,888,960

Total	94,859,150		95,062,669		15,426,058		9,997,827	120,486,554

11.	Common Stock

Stock Plans

In October 2005, the Company adopted the 2005 Stock Plan (“2005 Stock Plan”), which is divided into two separate equity programs: (1) the option grant program under which eligible employees and nonemployees may be granted both incentive and nonstatutory options to purchase shares of common stock and (2) the stock issuance program under which eligible employees and nonemployees may be issued shares of common stock directly, either through immediate purchase of such shares or as consideration for services rendered to the Company (“Stock Purchase Rights”). In July 2015, the Company adopted the 2015 Stock Plan (“2015 Stock Plan) to replace the 2005 Stock Plan which expired in 2015. At this time, 7,210,015 shares available for grant were released from the 2005 Stock Plan and became issuable under the 2015 Stock Plan.

Under the 2005 Stock Plan and 2015 Stock Plan (collectively, the “Stock Plans”), employees and nonemployees who provide services to the Company may be granted Stock Purchase Rights or options to purchase shares of the Company’s common stock. The Stock Plans permit Stock Purchase Rights and nonstatutory stock options to be granted at prices no less than 85% of the fair market value per share of common stock on the option grant date.

Incentive options must be granted at prices no less than 100% of the fair market value per share of common stock on the grant date. If a Stock Purchase Right or option is granted to a 10% stockholder, the purchase or exercise price per share shall not be less than 110% of the fair market value per share of common stock on the grant date. Stock option grants are generally exercisable after the initial vesting date and prior to termination of the option and options generally expire 10 years from the date of grant. Stock options generally vest at a rate of 25% on the first anniversary of the grant date and 1/36 of the remainder each month thereafter.

A summary of activity under the Stock Plans is as follows:

	Available for Grant	Outstanding Options	Weighted Average Exercise Price

Balance as of December 31, 2015	6,728,015	19,693,290	$0.18

Granted	-	-	-
Exercised	-	-	-
Canceled	596,429	(596,429)	0.16
Canceled shares unavailable for grant	(418,720)	-	-

Balance as of March 31, 2016	6,905,724	19,096,861	$0.18

As of March 31, 2016, the Company had the following shares fully vested and expected to vest, after estimated forfeitures:

	Outstanding Options	Weighted Average Exercise Price

Ending vested and expected to vest	18,649,807	$0.18

Ending vested and exercisable	15,829,745	$0.19

The weighted-average remaining contractual life of the vested and expected to vest shares is approximately 4.3 years, and the remaining contractual life of the exercisable shares is 3.7 years.

The total amount of employee stock-based compensation for the three months ended March 31, 2016 and 2015 was $44,000 and $33,000, respectively. As of March 31, 2016, there was approximately $184,000 of unrecognized compensation cost related to unvested options granted which is expected to be recognized over the weighted-average period of 1.8.

Common Stock Reserved for Future Issuance

As of March 31, 2016, the Company has reserved the following shares of common stock for future issuance:

Conversion of redeemable convertible preferred stock (including 25,423,885 resulting from the accumulation of undeclared dividends and modification of liquidation preferences)	120,486,554
Issuance under preferred stock warrants (including 452,898 resulting from the modification of liquidation preferences)	8,320,226
Issuance under common stock warrants	1,315,385
Issuance under the stock option plan	26,002,585

Total	156,124,750

12.	Income Taxes

The Company recorded income tax expense of $1,000 and $20,000 for the three months ended March 31, 2016 and 2015 which is composed of federal, state, and foreign taxes.

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided to reduce the deferred tax assets when it is more likely than not that all or a portion of the deferred tax assets will not be realized.

The Company’s accounting for deferred taxes under ASC 740 involves the evaluation of a number of factors concerning the reliability of the Company’s projected income. Management primarily considered such factors as the Company’s history of operating losses; the nature of the Company’s deferred tax assets, and the timing, likelihood, and amount, if any, of future taxable income during the periods in which those temporary differences and carryforwards become deductible. As of March 31, 2016, management does not believe that it is more likely than not that the deferred tax assets will be realized; accordingly, a full valuation allowance has been established.

13.	Segment and Geographical Information

Geographic Area

Net sales for the three months ended March 31, 2016 and 2015, by geographic location based on the ship-to location are as follow (in thousands):

	Three months ended March 31, 2016%		Three months ended March 31, 2015%

United States	$1,239	38%	$148	5%
Europe	1,185	36%	1,902	61%
China	467	14%	350	11%
Canada	270	8%	-	-%
Other	108	4%	694	23%

Net sales	$3,269	100%	$3,094	100%

Geographic Property and Equipment

The following illustrates property and equipment, net, by geographic location, at March 31, 2016 and December 31, 2015, based on the physical location of the assets (in thousands):

	March 31, 2016	December 31, 2015

United States	$190	$222
China	-	31
Canada	47	29

Total property and equipment, net	$237	$282

15.	Subsequent Events

Change of Ownership

On April 5, 2016, the company was acquired by GigPeak Inc. an NYSE MKT-traded semiconductor company located in San Jose, California.